Exhibit 4.1

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (the “Agreement”) is entered into as of the 26th day of May 2021 (the “Effective Date”), by and between Bit Digital, Inc., a corporation organized under the laws of the Cayman Islands (the “Company”), with offices located at 33 Irving Place, New York, New York 10003 and Geney Development Limited, a corporation formed under the laws of the British Virgin Islands, with offices located at 4th Floor, Waters Edge Building, Meridian Plaza, Road Town, Tortola VG1110, British Virgin Islands (the “Holder”), with reference to the following facts:

A. In accordance with the Resolutions of the Board of Directors of the Company (the “Board”) dated March 16, 2021, the Board authorized the exchange of 1,000,000 Ordinary Shares, $.01 par value per share (the “Ordinary Shares”), held by the Holder for 1,000,000 newly issued Preference Shares (the “Exchange”).

B. On April 20, 2021, the Company’s shareholders, at its Annual General Meeting, approved the creation of a new class of preference shares (the ”Preference Shares”); approved an amendment to the Company’s authorized share capital; approved the amended and restated Memorandum and Articles of Association; and approval of the proposed repurchase of certain Ordinary Shares (those of the Holder), collectively, the Shareholder Approvals.

C. The Company has duly authorized the issuance to the Holder of a new senior class of Preference Shares consisting of 1,000,000 Preference Shares in exchange for the Ordinary Shares;

D. Each of the Company and the Holder desire to effectuate such Exchange on the basis and subject to the terms and conditions set forth in this Agreement; and

E. The Exchange of the Ordinary Shares for the Preference Shares is being made in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Exchange of Securities. On the Effective Date, pursuant to Section 3(a)(9) of the Securities Act, the Holder hereby agrees to convey, assign and transfer the Ordinary Shares to the Company in exchange for which the Company agrees to issue the Preference Shares to the Holder as follows:

(a) In exchange for the Ordinary Shares, on the date hereof the Company shall deliver or cause to be delivered to the Holder (or its designee) the Preference Shares at the address for delivery set forth in the Preamble.

(b) The Company shall authorize its transfer agent to notify the Company as soon as commercially practicable following the date hereof to cancel and retire the Ordinary Shares. Immediately following the receipt of notice by the transfer agent to such notification, the Ordinary Shares shall be deemed to have been cancelled.

(c) The Company and the Holder shall execute and/or deliver such other documents and agreements as are customary and reasonably necessary to effectuate the Exchange.

2. Representations and Warranties.

(a) Company Representation.

(i) Company Status. The Company (i) is a Cayman Islands corporation duly organized, validly existing and in good standing under the laws of the Cayman Islands; (ii) has all necessary corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by the Company, as the case may be, and to carry on the business of the Company, as the case may be, as it is now being conducted, and (iii) will be duly licensed or qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction wherein the character of the properties owned or leased by the Company, as the case may be, and/or the nature of the activities conducted by the Company, as the case may be, makes such licensing or qualification necessary, except where the failure to be so licensed or qualified and in good standing would not prevent the Company from performing any of its material obligations under this Agreement and would not have a material adverse effect on the business, operations, financial condition or prospects of the Company taken as a whole (a “Material Adverse Effect”).

(ii) Capitalization. The capitalization of the Company, including its member classes, the number of Shares issued and outstanding, the number of Shares reserved for issuance pursuant to any resolution of the Board of Directors (the “Board”) or agreements, is set forth in the Company’s SEC reports.

(iii) Undisclosed Liabilities. The Company does not have any liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business, or (ii) as disclosed in the Company’s SEC reports.

(iv) Authority and Enforceability. The Company has the corporate power and authority to execute and deliver this Agreement and the other agreements and documents contemplated hereby (collectively, the “Transaction Documents”), and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of the Company. This Agreement and the other Transaction Documents constitute the valid and legally binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors’ rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

(v) Consents and Approvals. The execution and delivery of this Agreement and the other Transaction Documents by the Company does not, and the performance by the Company of its obligations hereunder and thereunder, will not, require any consent, approval, authorization or other action by, or filing with or notification to, any governmental or regulatory authority, other than in connection with state securities or “blue sky” laws (the “Blue Sky laws”), which have been duly filed, except where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent the Company from performing any of its material obligations under this Agreement or the other Transaction Documents and would not have a Material Adverse Effect (as defined above).

(vi) Litigation. There is no claim, litigation or administrative proceeding pending, or, to the Company’s actual and constructive knowledge following due inquiry and investigation (“Knowledge”), threatened against the Company or any predecessor thereof, or against any manager, member, officer, director, employee or consultant of the Company in connection with such person’s employment therewith. The Company is not a party to or subject to the provisions of, any order, writ, injunction, judgment or decree of any court or any nation or government (including, but not limited to, the Cayman Islands) or any federal, state, provincial or political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any stock exchange, securities market or self-regulatory organization (“Governmental Authority”).

(b) Holder Representation.

(i) Organization; Authority. The Holder is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization with the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder.

(ii) Reliance on Exemptions. The Holder understands that the Preference Shares are being offered and exchanged in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Holder’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the Preference Shares.

(iii) Transfer or Resale. The Holder understands that: (i) the Preference Shares have not been and are not being registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Holder shall have delivered to the Company (if requested by the Company) an opinion of counsel, in a form reasonably acceptable to the Company, to the effect that such Preference Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Holder provides the Company with reasonable assurance that such Preference Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act (or a successor rule thereto) (collectively, “Rule 144”); (ii) any sale of the Ordinary Shares underlying the Preference Shares (the “Underlying Shares”) made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144, and further, if Rule 144 is not applicable, any resale of the Preference Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC promulgated thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Preference Shares or Underlying Ordinary Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

(iv) No Governmental Review. The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of this Agreement or the fairness or suitability of the Preference Shares nor have such authorities passed upon or endorsed the merits of the offering of the Preference Shares.

(v) Validity; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Holder and shall constitute the legal, valid and binding obligations of the Holder enforceable against the Holder in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(vi) No Conflicts. The execution, delivery and performance by the Holder of this Agreement, and the consummation by the Holder of the transactions contemplated hereby will not (A) result in a violation of the organizational documents of the Holder or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Holder is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to the Holder, except in the case of clauses (B) and (C) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Holder to perform its obligations hereunder.

(vii) Investment Risk; Sophistication. The Holder has such knowledge, sophistication, and experience in business and financial matters so as to be capable of evaluation of the merits and risks of the prospective investment in the Preference Shares, and has so evaluated the merits and risk of such investment.

(viii) Ownership of Ordinary Shares. The Holder owns the Ordinary Shares free and clear of any Liens (other than the obligations pursuant to this Agreement, liens in the ordinary course of business (e.g. bone fide margin account liens) and applicable securities laws).

3. Disclosure of Transaction. The Company shall file a Current Report on Form 6-K describing the terms of the transactions contemplated hereby in the form required by the 1934 Act and attaching this Agreement, to the extent they are required to be filed under the 1934 Act, that have not previously been filed with the SEC by the Company (including, without limitation, this Agreement) as exhibits to such filing (including all attachments, the “6-K Filing”). From and after the filing of the 6-K Filing, the Company shall have disclosed all material, non-public information (if any) provided up to such time to the Holder by the Company or any of its Subsidiaries or any of their respective officers, directors, employees, affiliates or agents, that is not disclosed in the 6-K Filing.

4. No Integration. None of the Company, its Subsidiaries, any of their affiliates, or any Person acting on their behalf shall, directly or indirectly, make any offers or sales of any security (as defined in the Securities Act) or solicit any offers to buy any security or take any other actions, under circumstances that would require registration of any of the Preference Shares under the Securities Act or cause this offering of the Preference Shares to be integrated with such offering or any prior offerings by the Company for purposes of Regulation D under the Securities Act.

5. Holding Period. For the purposes of Rule 144, the Company acknowledges that the holding period of the Preference Shares may be tacked onto the holding period of the Ordinary Shares, and the Company agrees not to take a position contrary to this Section 5.

6. Listing. The Company shall promptly secure the listing or designation for quotation (as applicable) of all of the Preference Shares upon the Principal Market (subject to official notice of issuance) and shall maintain such listing of all the Preference Shares from time to time. The Company shall maintain the Ordinary Shares’ authorization for quotation on the Principal Market. Neither the Company nor any of its Subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of the Ordinary Shares on the Principal Market. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.

7. Effective Date. Except as otherwise provided herein, this Agreement shall be deemed effective as of such date as the Company and the Holder shall have duly executed and delivered this Agreement (the “Effective Date”).

8. No Commissions. Neither the Company nor the Holder has paid or given, or will pay or give, to any person, any commission, fee or other remuneration, directly or indirectly, in connection with the transactions contemplated by this Agreement.

9. Termination. Notwithstanding anything contained in this Agreement to the contrary, if the Company does not deliver the Preference Shares to the Holder in accordance with Section 1 hereof, then, at the election of the Holder delivered in writing to the Company at any time after the fifth (5th) business day immediately following the date of this Agreement, this Agreement shall be terminated and be null and void ab initio and the Ordinary Shares shall not be cancelled hereunder and shall remain outstanding as if this Agreement never existed.

10. Notices. All notices, requests, demands and other communications to any party shall be in writing to the address indicated in the Preamble to the Agreement, or to any other address provided by either party in writing. Written notice is effective (i) if given by fax, when the fax is successfully transmitted to the fax number specified; (ii) if given by electronic communication, when successfully received by recipient; (iii) if given by certified mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, properly addressed or, (iv) if given by any other means, when delivered at the address specified herein.

11. Miscellaneous

(a) Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without giving effect to the conflict of laws rules. Seller and Buyer agree that any and all actions to interpret or enforce the provisions of this Agreement and any other documents referred to in this Agreement shall be brought in the courts of the State of New York or the federal courts of the United States of America located in New York, New York.

(b) Merger. This Agreement supersedes any prior agreements made between the parties relative to the subject matter contained herein.

(c) Amendment. This Agreement may not be modified or amended except by a writing signed by each party to this Agreement.

(d) Binding Effect. This Agreement is binding upon and will inure to the benefit of the Company and the Holder and their respective heirs, successors and assigns.

(e) Captions. All captions are inserted for convenience only and shall not be given any legal effect.

(f) Validity. In the event that any provision of this Agreement is held to be void or invalid, the remainder of this Agreement will remain valid and binding.

(g) Counterparts. This Agreement may be executed in any number of counterparts each of which is deemed and original, but all of which constitutes the same instrument.

[The remainder of the page is intentionally left blank]

IN WITNESS WHEREOF, Holders and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

COMPANY:
BIT DIGITAL, INC.

By:	/s/ Bryan Bullett
Name:	Bryan Bullett
Title:	Chief Executive Officer

IN WITNESS WHEREOF, Holders and the Company have executed this Agreement as of the date set forth on the first page of this Agreement.

HOLDER:

GENEY DEVELOPMENT LIMITED

By:	/s/ Erke Huang
Name:	Erke Huang
Title:	President